                                                    Pursuant to Rule 424(b)(2)
                                                    Registration No. 33-60705

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 2, 1996)

                                  $200,000,000

                           Union Carbide Corporation
                           7 3/4% DEBENTURES DUE 2096
                            ------------------------

                     Interest payable April 1 and October 1
                            ------------------------
THE DEBENTURES MAY NOT BE REDEEMED BY THE COMPANY PRIOR TO MATURITY. UPON THE
 OCCURRENCE OF A TAXABLE EVENT, AS DEFINED HEREIN, THE COMPANY WILL HAVE THE
  RIGHT TO SHORTEN THE MATURITY OF THE DEBENTURES TO THE EXTENT REQUIRED SO
   THAT THE INTEREST PAID ON THE DEBENTURES WILL BE DEDUCTIBLE FOR FEDERAL
     INCOME TAX PURPOSES. THE DEBENTURES WILL BE REPRESENTED BY A GLOBAL
       SECURITY REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY
        OR ITS NOMINEE (THE "DEPOSITARY"). BENEFICIAL INTERESTS IN THE
         GLOBAL SECURITY WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL
          BE EFFECTED THROUGH, RECORDS MAINTAINED BY THE DEPOSITARY
               OR ITS PARTICIPANTS. EXCEPT AS DESCRIBED HEREIN,
              DEBENTURES IN DEFINITIVE FORM WILL NOT BE ISSUED.
                     SEE "DESCRIPTION OF THE DEBENTURES."

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------
                       PRICE 98.586% AND ACCRUED INTEREST
                            ------------------------

                                                            UNDERWRITING
                                         PRICE TO           DISCOUNT AND          PROCEEDS TO
                                         PUBLIC(1)         COMMISSIONS(2)        COMPANY(1)(3)
                                   ---------------------------------------------------------------
Per Debenture......................        98.586%             1.125%               97.461%
Total..............................     $197,172,000         $2,250,000          $194,922,000

------------
    (1) Plus accrued interest from October 1, 1996.
    (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
    (3) Before deducting expenses payable by the Company estimated at $75,000.
                            ------------------------

     The Debentures are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that delivery of the Debentures will be made on or about October 7, 1996 through the book-entry facilities of the Depositary against payment therefor in immediately available funds.
                            ------------------------
MORGAN STANLEY & CO.
       Incorporated

                              MERRILL LYNCH & CO.

                                                     J.P. MORGAN SECURITIES INC.
October 2, 1996

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     NO PERSON IS AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS OR ANY DEALER TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR ANY SALE MADE HEREUNDER DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE ON WHICH SUCH INFORMATION IS GIVEN.

                               ------------------

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
                                    PROSPECTUS SUPPLEMENT
        Description of the Debentures..........................................   S-3
        Use of Proceeds........................................................   S-5
        Underwriting...........................................................   S-6
                                         PROSPECTUS
        Available Information..................................................     2
        Incorporation of Certain Documents by Reference........................     2
        The Company............................................................     3
        Use of Proceeds........................................................     3
        Ratio of Earnings to Fixed Charges.....................................     3
        Description of the Debt Securities.....................................     4
        Plan of Distribution...................................................    11
        Legal Opinions.........................................................    12
        Experts................................................................    12

                         DESCRIPTION OF THE DEBENTURES

     The Debentures Due 2096 (the "Debentures") offered hereby will be issued under an Indenture, dated as of June 1, 1995, between the Company and The Chase Manhattan Bank, as Trustee, as supplemented from time to time (the "Indenture"). The form of the Indenture is filed as an exhibit to the Registration Statement of which the accompanying Prospectus is a part. The following summary of certain provisions of the Indenture and of the Debentures (referred to in the accompanying Prospectus as the "Debt Securities" or "Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which reference is hereby made. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms.

     The Debentures offered hereby will be limited to $200,000,000 aggregate principal amount and will mature on October 1, 2096. The Debentures will bear interest at the rate per annum shown on the cover of this Prospectus Supplement, computed on the basis of a 360-day year of twelve 30-day months, from October 1, 1996, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on April 1 and October 1 of each year, beginning on April 1, 1997. Interest payable on any Debenture which is punctually paid or duly provided for on any interest payment date shall be paid to the person in whose name such Debenture is registered at the close of business on March 15 and September 15, as the case may be, preceding such interest payment date. Payment of interest may be made at the option of the Company by checks mailed to the registered holders of the Debentures.

CONDITIONAL RIGHT TO SHORTEN MATURITY

     The Company intends to deduct interest paid on the Debentures for Federal income tax purposes. However, the Clinton Administration's budget proposal for Fiscal Year 1997, released on March 19, 1996, contained a series of proposed tax law changes that, among other things, would prohibit an issuer from deducting interest payments on debt instruments with a maturity of more than 40 years. On March 29, 1996, the Chairmen of the Senate Finance Committee and the House Ways and Means Committee issued a statement to the effect that this proposal, if enacted, would not be effective prior to the date of "appropriate congressional action." There can be no assurance, however, that this proposal or similar legislation affecting the Company's ability to deduct interest paid on the Debentures will not be enacted in the future or that any such legislation would not have a retroactive effective date.

     Upon occurrence of a Tax Event, as defined below, the Company will have the right to shorten the maturity of the Debentures to the extent required, in the opinion of a nationally recognized independent tax counsel experienced in such matters, such that, after the shortening of the maturity, interest paid on the Debentures will be deductible for Federal income tax purposes. There can be no assurance that the Company would not exercise its right to shorten the maturity of the Debentures upon the occurrence of such a Tax Event.

     In the event that the Company elects to exercise its right to shorten the maturity of the Debentures on the occurrence of a Tax Event, the Company will mail a notice of shortened maturity to each holder of record of the Debentures by first-class mail not more than 60 days after the occurrence of such Tax Event, stating the new maturity date of the Debentures. Such notice shall be effective immediately upon mailing.

     The Company believes that the Debentures should constitute indebtedness for Federal income tax purposes under current law and an exercise of its right to shorten the maturity of the Debentures would not be a taxable event to holders. Prospective investors should be aware, however, that the Company's exercise of its right to shorten the maturity of the Debentures will be a taxable event to holders if the Debenture is treated as equity for purposes of Federal income taxation before the maturity is shortened.

     "Tax Event" means that the Company shall have received an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that on or after the date of the issuance of the Debentures, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in laws, or any regulations thereunder, of the United States, (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt such procedures or regulations (an "Administrative Action"), or (c) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, on or after, the date of the issuance of the Debentures, such change in tax law creates a more than insubstantial risk that interest paid by the Company on the Debentures is not, or will not be, deductible, in whole or in part, by the Company for purposes of United States Federal income tax.

     The Debentures are not redeemable by the Company prior to maturity. The Debentures will be subject to defeasance and covenant defeasance as provided in the accompanying Prospectus.

     The Debentures will be issued in book-entry form only.

BOOK-ENTRY SYSTEM

     The Depository Trust Company, New York, New York, will act as depositary (the "Depositary") for the Debentures. The Debentures will be represented by one or more Global Securities registered in the name of Code & Co., the nominee of the Depositary. The provisions described under "Description of the Debt Securities--Book-Entry System" in the Prospectus will be applicable to the Debentures. Accordingly, beneficial interests in the Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants.

     The Depositary has advised the Company and the Underwriters as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the United States Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Direct Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, is deposited securities through electronic computerized book-entry changes in such Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the United States Securities and Exchange Commission.

Principal and interest payments on the Debentures registered in the name of the Depositary's nominee will be made in immediately available funds to the Depositary's nominees as the registered owner of the Global Securities. Under the terms of the Debentures, the Company and the Trustee will treat the persons in whose names the Debentures are registered as the owners of such Debentures for the purpose of receiving payment of principal and interest on such securities and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Global Securities to owners of beneficial interests in the Global Securities. The Depositary has advised the Company and the Trustee that its current practice is, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date in accordance with their respective holdings of beneficial interests in the Global Securities as shown on the Depositary's records, unless the Depositary has reason to believe that it will not receive payment on the payment date. Payments by Direct and indirect Participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Direct and Indirect participants and not of the Depositary, the Trustee, or the Company, subject to any statutory requirements that may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to the owners of beneficial interests in the Global Securities shall be the responsibility of the Depositary and Direct and Indirect Participants.

     Debentures represented by a Global Security will be exchangeable for Debentures in definitive form of like tenor as such Global Security in denominations of $1,000 and in any greater amount that is an integral multiple if the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the Company within 90 days or the Company in its discretion at any time determines not to require all of the Debentures of such series to be represented by a Global Security and notifies the Trustee thereof. Any Debentures that are exchangeable pursuant to the preceding sentence are exchangeable for Debentures issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security or Global Securities of the same aggregate denominations to be registered in the name of the Depositary or its nominee.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Debentures will be made by the Underwriters in immediately available funds. So long as the Depositary continues to make its Same-Day Funds Settlement System available to the Company, all payments of principal and interest on the Debentures will be made by the Company in immediately available funds.

                                USE OF PROCEEDS

     The net proceeds received by the Company from the sale of the Debentures, estimated at $194,847,000, will be used to repay short-term debt of approximately $175 million incurred for working capital purposes, to repurchase outstanding shares of the Company's common stock, and otherwise for general corporate purposes.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement dated the date hereof between the Company and the Underwriters named below, the Company has agreed to sell to each of the Underwriters named below, severally, and each of the Underwriters has severally agreed to purchase the principal amount of the Debentures set forth opposite its name below.

                                                                          PRINCIPAL
                                                                          AMOUNT OF
                                 UNDERWRITERS                            DEBENTURES
        ---------------------------------------------------------------  -----------
        Morgan Stanley & Co. Incorporated..............................  $68,000,000
        Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated......................................  $66,000,000
        J.P. Morgan Securities Inc. ...................................  $66,000,000
                                                                         -----------
             Total..................................................... $200,000,000
                                                                         ===========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Debentures is subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Debentures if any are taken.

     The Underwriters initially propose to offer the Debentures in part directly to purchasers at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of .625% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a concession not to exceed
 .375% of the principal amount of the Debentures to certain brokers and dealers. After the initial offering of the Debentures, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Debentures are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Debentures on any securities exchange. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     From time to time the Underwriters have provided, and continue to provide, commercial or investment banking services to the Company.

PROSPECTUS

                           UNION CARBIDE CORPORATION
                                DEBT SECURITIES

                            ------------------------

     Union Carbide Corporation ("Company") may offer from time to time up to an aggregate initial offering price not to exceed $400,000,000 (or the equivalent in foreign denominated currency or units based on or relating to currencies) of its senior unsecured debt securities ("Debt Securities" or "Securities") in one or more series in amounts, at prices and upon terms to be determined in light of market conditions at the time of sale. The Securities may be sold directly by the Company, through agents designated from time to time, or to or through underwriters or dealers (see "Plan of Distribution").

     The specific aggregate principal amount, maturity, rate and time of payment of interest, any redemption provisions, initial public offering price, proceeds to the Company, and any other specific terms in connection with the offering and sale of a series of Securities, including the names of the underwriters or agents, if any, and the terms of such offering, are set forth in the Prospectus Supplement accompanying this Prospectus.

     The Securities may be issued in registered form without coupons, in bearer form with coupons, in uncertificated form or in any combination thereof. Subject to certain exceptions, securities in bearer form may not be offered, sold or delivered in the United States or to United States persons.

                            ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is October 2, 1996

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, INCLUDING ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission ("Commission"). Reports, proxy statements, and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements, and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 1-1463) are incorporated herein by reference: (1) Annual Report on Form 10-K for the year ended December 31, 1995; (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; and (3) all other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to Union Carbide Corporation, Investor Relations Department, 39 Old Ridgebury Road, Danbury, Connecticut 06817-0001, telephone (203) 794-6445.

                                  THE COMPANY

     Union Carbide Corporation ("Company") operates in two business segments of the chemicals and plastics industry, Specialties & Intermediates and Basic Chemicals & Polymers. Specialties & Intermediates converts basic and intermediate chemicals into a diverse portfolio of chemicals and polymers serving industrial customers in many markets. This segment also provides technology services, including licensing, to the oil and gas and petrochemicals industries. The Basic Chemicals & Polymers segment converts hydrocarbon feedstocks, principally liquefied petroleum gas and naphtha, into polyethylene, polypropylene and ethylene oxide/glycol for sale to third-party customers, as well as propylene, ethylene and ethylene oxide for consumption by the Specialties & Intermediates segment.

     The Company was incorporated in 1917 under the laws of the State of New York. The principal executive offices of the Company are located at 39 Old Ridgebury Road, Danbury, Connecticut 06817-0001, telephone (203) 794-2000.

                                USE OF PROCEEDS

     Unless otherwise indicated in an accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for the retirement of outstanding debt or general corporate purposes. Information concerning the interest rates and maturities of the Company's outstanding debt is set forth in the notes to the financial statements of the Company incorporated by reference herein.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated:

                                                    SIX MONTHS
                                                      ENDED              YEAR ENDED DECEMBER 31,
                                                     JUNE 30,      ------------------------------------
                                                       1996        1995    1994    1993    1992    1991
                                                    ----------     ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges(a).............      5.1        7.6     4.9     2.9     1.7      (b)

---------------

(a) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income of consolidated companies from continuing operations before provision for income taxes, before fixed charges, plus dividends from less than 50%-owned companies carried at equity and the registrant's share of pre-tax income of 50%-owned companies carried at equity, less net capitalized interest and preferred stock dividend requirements of consolidated subsidiaries. Fixed charges comprise interest on long-term and short-term debt, capitalized interest, the portion of rentals representative of an interest factor, preferred stock dividend requirements of consolidated subsidiaries and the registrant's share of fixed charges of 50%-owned companies carried at equity. On June 30, 1992, the Company completed the spin-off of its industrial gas business. The industrial gas business has been treated as a discontinued operation in calculating the ratio of earnings to fixed charges of the Company for all periods. Accordingly, the components of the ratio do not reflect amounts attributable to the industrial gas business.

(b) In 1991, the Company's operating results included a special charge of $209 million ($160 million after-tax). As a result, earnings were insufficient to cover historical fixed charges by $169 million. Excluding the effect of the special charge, earnings would have been sufficient to cover fixed charges by $40 million.

                           DESCRIPTION OF SECURITIES

     The Securities will be issued in one or more series under an indenture or indentures ("Indenture") between the Company and one or more trustees ("Trustee"). The following summaries of certain provisions of the Indenture are qualified in their entirety by express reference to the Indenture which is incorporated herein by reference.

GENERAL

     The Indenture does not limit the amount of Securities that can be issued thereunder and provides that the Securities may be issued in series up to the aggregate principal amount which may be authorized from time to time by the Company. The Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated debt of the Company.

     Reference is made to the Prospectus Supplement for the following terms, if applicable, of the Securities offered thereby: (1) the designation, aggregate principal amount, currency or composite currency and denominations; (2) the price at which such Securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest; (3) the maturity date and other dates, if any, on which principal will be payable;
(4) the interest rate (which may be fixed or variable), if any; (5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest; (6) the manner of paying principal or interest; (7) the place or places where principal and interest will be payable; (8) the terms of any mandatory or optional redemption by the Company;
(9) the terms of any redemption at the option of holders; (10) whether such Securities are to be issuable as registered Securities, bearer Securities, or both, and whether and upon what terms upon which any registered Securities may be exchanged for bearer Securities and vice versa; (11) whether such Securities are to be represented in whole or in part by a Security in global form and, if so, the identity of the depositary ("Depositary") for any global Security; (12) any tax indemnity provisions; (13) if the Securities provide that payments of principal or interest may be made in a currency other than that in which Securities are denominated, the manner for determining such payments; (14) the portion of principal payable upon acceleration of a Discounted Security (as defined below); (15) whether and upon what terms Securities may be defeased;
(16) any events of default or restrictive covenants in addition to or in lieu of those set forth in the Indenture; (17) provisions for electronic issuance of Securities or for Securities in uncertificated form; and (18) any additional provisions or other terms not inconsistent with the provisions of the Indenture, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Securities.

     Securities of any series may be issued as registered Securities, bearer Securities or uncertificated Securities, as specified in the terms of the series. Unless otherwise indicated in the Prospectus Supplement, registered Securities will be issued in denominations of $1,000 and whole multiples thereof and bearer Securities will be issued in denominations of $5,000 and whole multiples thereof. The Securities of a series may be issued in whole or in part in the form of one or more global Securities that will be deposited with, or on behalf of, a Depositary identified in the Prospectus Supplement relating to the series. Unless otherwise indicated in the Prospectus Supplement relating to a series, the terms of the depositary arrangement with respect to any Securities of a series specified in the Prospectus Supplement as being represented by global Securities will be as set forth below under "Global Securities."

     In connection with its original issuance, no bearer Security will be offered, sold, resold, or mailed or otherwise delivered to any location in the United States and a bearer Security in definitive form may be delivered in connection with its original issuance only if the person entitled to receive the bearer Security furnishes certification as described in United States Treasury regulation section 1.163-5(c)(2)(i)(D)(3). If there is a change in the relevant provisions or interpretation of United States laws, the foregoing restrictions will not apply to a series if the Company determines that such provisions no longer apply to the series or that failure to so comply would not have an adverse tax effect on the Company or on holders or cause the series to be treated as "registration-required" obligations under United States law.

     For purposes of this Prospectus, unless otherwise indicated, "United States" means the United States of America (including the States and the District of Columbia), its territories and possessions and all other areas subject to its jurisdiction. "United States person" means a citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States or a political subdivision thereof or any estate or trust the income of which is subject to United States federal income taxation regardless of its source. Any special United States federal income tax considerations applicable to bearer Securities will be described in the Prospectus Supplement relating thereto.

     To the extent set forth in the Prospectus Supplement, except in special circumstances set forth in the Indenture, principal and interest on bearer Securities will be payable only upon surrender of bearer Securities and coupons at a paying agency of the Company located outside of the United States. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, the Company will maintain a paying agent outside the United States to which the bearer Securities and coupons may be presented for payment and will provide the necessary funds therefor to the paying agent upon reasonable notice.

     Registration of transfer of registered Securities may be requested upon surrender thereof at any agency of the Company maintained for that purpose and upon fulfillment of all other requirements of the agent. Bearer Securities and the coupons related thereto will be transferable by delivery.

     Securities may be issued under the Indenture as Discounted Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Discounted Securities. "Discounted Security" means a Security where the amount of principal due upon acceleration is less than the stated principal amount.

CERTAIN COVENANTS

     The Securities will not be secured by any properties or assets and will represent unsecured debt of the Company. Since secured debt ranks ahead of unsecured debt, the limitation on liens and the limitation on sale-leaseback transactions place some restrictions on the Company's ability to incur additional secured debt or its equivalent when the asset securing the debt is a material manufacturing facility in the United States. The limitations are subject to a number of qualifications and exceptions described below. There can be no assurance that a facility subject to the limitations at any time will continue to be subject to those limitations at a later time.

     Unless otherwise indicated in a Prospectus Supplement, the covenants contained in the Indenture and the Securities do not afford holders of the Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Securities.

  Definitions.

     "Attributable Debt" for a lease means, as of the date of determination, the present value of net rent for the remaining term of the lease. Rent shall be discounted to present value at a discount rate that is compounded semi-annually. The discount rate shall be 10% per annum or, if the Company elects, the discount rate shall be equal to the weighted average Yield to Maturity of the Securities under the Indenture. Such average shall be weighted by the principal amount of the Securities of each series or, in the case of Discounted Securities, the amount of principal that would be due as of the date of determination if payment of the Securities were accelerated on that date.

     Rent is the lesser of (a) rent for the remaining term of the lease assuming it is not terminated or (b) rent from the date of determination until the first possible termination date plus the termination payment then due, if any. The remaining term of a lease includes any period for which the lease has been extended. Rent does not include (1) amounts due for maintenance, repairs, utilities, insurance, taxes, assessments and similar charges or (2) contingent rent, such as that based on sales. Rent may be reduced by the discounted present value of the rent that any sublessee must pay from the date of determination for all or part of the same property. If the net rent on a lease is not definitely determinable, the Company may estimate it in any reasonable manner.

     "Consolidated Net Tangible Assets" means total assets less (a) total current liabilities (excluding Debt due within 12 months) and (b) goodwill, as reflected in the Company's most recent consolidated balance sheet preceding the date of a determination under clause (9) of the "Limitation on Liens" covenant.

     "Debt" means any debt for borrowed money or any guarantee of such a debt.

     "Lien" means any mortgage, pledge, security interest or lien.

     "Long-Term Debt" means Debt that by its terms matures on a date more than 12 months after the date it was created or Debt that the obligor may extend or renew without the obligee's consent to a date more than 12 months after the date the Debt was created.

     "Principal Property" means any manufacturing facility located in the United States (excluding territories and possessions), except any such facility that in the opinion of the board of directors of the Company or any authorized committee of the board is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries.

     "Restricted Property" means any Principal Property or any shares of stock of a Restricted Subsidiary, in each case now owned or hereafter acquired by the Company or a Restricted Subsidiary. At June 30, 1996, "Restricted Property" includes manufacturing facilities of the Company at Taft, LA; Seadrift, TX; Texas City, TX; Institute, WV; and South Charleston, WV.

     "Restricted Subsidiary" means a Wholly-Owned Subsidiary that has substantially all of its assets located in the United States (excluding territories or possessions) or Puerto Rico and owns a Principal Property.

     "Sale-Leaseback Transaction" means an arrangement pursuant to which the Company or a Restricted Subsidiary now owns or hereafter acquires a Principal Property, transfers it to a person, and leases it back from the person.

     "Subsidiary" means a corporation a majority of whose Voting Stock is owned by the Company or a Subsidiary.

     "Voting Stock" means capital stock having voting power under ordinary circumstances to elect directors.

     "Wholly-Owned Subsidiary" means a corporation all of whose Voting Stock is owned by the Company or a Wholly-Owned Subsidiary.

     "Yield to Maturity" means the yield to maturity on a Security at the time of its issuance or at the most recent determination of interest on the Security.

     Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, incur a Lien on Restricted Property to secure a Debt unless:

          (1) the Lien equally and ratably secures the Securities and the Debt. The Lien may equally and ratably secure the Securities and any other obligation of the Company or a Subsidiary. The Lien may not secure an obligation of the Company that is subordinated to the Securities;

          (2) the Lien secures Debt incurred to finance all or some of the purchase price or the cost of construction or improvement of property of the Company or a Restricted Subsidiary. The Lien may not extend to any other Restricted Property owned by the Company or a Restricted Subsidiary at the time the Lien is incurred. However, in the case of any construction or improvement, the Lien may extend to unimproved real property used for the construction or improvement. The Debt secured by the Lien may not be incurred more than one year after the later of the (a) acquisition, (b) completion of construction or improvement or (c) commencement of full operation, of the property subject to the Lien;

          (3) The Lien is on property of a corporation at the time the corporation merges into or consolidates with the Company or a Restricted Subsidiary;

          (4) the Lien is on property at the time the Company or a Restricted Subsidiary acquires the property;

          (5) the Lien is on property of a corporation at the time the corporation becomes a Restricted Subsidiary;

          (6) the Lien secures Debt of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

          (7) the Lien is in favor of a government or governmental entity and secures (a) payments pursuant to a contract or statute or (b) Debt incurred to finance all or some of the purchase price or cost of construction or improvement of the property subject to the Lien;

          (8) the Lien extends, renews or replaces in whole or in part a Lien ("existing Lien") permitted by any of clauses (1) through (7). The Lien may not extend beyond (a) the property subject to the existing Lien and (b) improvements and construction on such property. However, the Lien may extend to property that at the time is not Restricted Property. The Debt secured by the Lien may not exceed the Debt secured at the time by the existing Lien unless the existing Lien or a predecessor Lien was incurred under clause (1) or (6); or

          (9) the Debt plus all other Debt secured by Liens on Restricted Property at the time does not exceed 10% of Consolidated Net Tangible Assets. However, the following Debt shall be excluded from all other Debt in the determination: (a) Debt secured by a Lien permitted by any of clauses (1) through (8) and (b) Debt secured by a Lien incurred prior to the date of the Indenture that would have been permitted by any of those clauses if the Indenture had been in effect at the time the Lien was incurred. Attributable Debt for any lease permitted by clause (4) of the "Limitation on Sale and Leaseback" covenant must be included in the determination and treated as Debt secured by a Lien on Restricted Property not otherwise permitted by any of clauses (1) through (8).

     In general, clause (9) above, sometimes called a "basket" clause, permits Liens to be incurred that are not permitted by any of the exceptions enumerated in clauses (1) through (8) above if the Debt secured by all such additional Liens does not exceed 10% of Consolidated Net Tangible Assets at the time. At June 30, 1996, Consolidated Net Tangible Assets were $5,034,000,000. At that date, additional Liens securing Debt equal to 10% of that amount could have been incurred under clause (9).

     Limitation on Sale and Leaseback. The Company will not, and will not permit any Restricted Subsidiary to, enter into a Sale-Leaseback Transaction unless:

          (1) the lease has a term of three years or less;

          (2) the lease is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

          (3) the Company or a Restricted Subsidiary under clauses (2) through
     (8) of the "Limitation on Liens" covenant could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease;

          (4) the Company or a Restricted Subsidiary under clause (9) of the "Limitation on Liens" covenant could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease; or

          (5) the Company or a Restricted Subsidiary within 180 days of the effective date of the lease retires Long-Term Debt of the Company or a Restricted Subsidiary at least equal in amount to the Attributable Debt for the lease. A Debt is retired when it is paid, cancelled or defeased. However, the Company or a Restricted Subsidiary may not receive credit for retirement of: Debt that is retired at maturity or through mandatory redemption; Debt of the Company that is subordinated to the Securities; or Debt, if paid in cash, that is owned by the Company or a Restricted Subsidiary.

     In clauses (3) and (4) above, Sale-Leaseback Transactions and Liens are treated as equivalents. Thus, if the Company or a Restricted Subsidiary could create a Lien on a property, it may enter into a Sale-Leaseback Transaction to the same extent.

SUCCESSOR OBLIGOR

     The Company will not consolidate with or merge into, or transfer all or substantially all of its assets to, any person, unless (1) the person is organized under the laws of the United States or a State thereof; (2) the person assumes by supplemental indenture all the obligations of the Company under the Indenture, the Securities and any coupons; (3) immediately after the transaction no Default (as defined) exists; and (4) if, as a result of the transaction, a Restricted Property would become subject to a Lien not permitted by the "Limitation on Liens" covenant, the Company or such person secures the Securities equally and ratably with or prior to all obligations secured by the Lien.

     The successor will be substituted for the Company, and thereafter all obligations of the Company under the Indenture, the Securities and any coupons shall terminate.

EXCHANGE OF SECURITIES

     Registered Securities may be exchanged for an equal aggregate principal amount of registered Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent.

     To the extent permitted by the terms of a series of Securities authorized to be issued in registered form and bearer form, bearer Securities may be exchanged for an equal aggregate principal amount of registered or bearer Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Securities with all unpaid coupons relating thereto (except as may otherwise be provided in the Securities) at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent. As of the date of this Prospectus, it is expected that the terms of a series of Securities will not permit registered Securities to be exchanged for bearer Securities.

DEFAULTS AND REMEDIES

     An "Event of Default" with respect to a series of Securities will occur if:

          (1) the Company defaults in any payment of interest on any Securities of the series when the same becomes due and payable and the Default continues for a period of 10 days;

          (2) the Company defaults in the payment of the principal of any Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

          (3) the Company defaults in the performance of any of its other agreements applicable to the series and the Default continues for 90 days after the notice specified below;

          (4) the Company pursuant to or within the meaning of any Bankruptcy
     Law:

             (A) commences a voluntary case,

             (B) consents to the entry of an order for relief against it in an involuntary case,

             (C) consents to the appointment of a Custodian for it or for all or substantially all of its property, or

             (D) makes a general assignment for the benefit of its creditors;

          (5) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

             (A) is for relief against the Company in an involuntary case,

             (B) appoints a Custodian for the Company or for all or
                 substantially all of its property, or

             (C) orders the liquidation of the Company; and the order or decree remains unstayed and in effect for 60 days; or

          (6) any other Event of Default provided for in the series occurs.

     The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

     A Default under clause (3) is not an Event of Default until the Trustee or the holders of at least 25% in principal amount of the series notify the Company of the Default and the Company does not cure the Default within the time specified after receipt of the notice. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities of the series. Subject to certain limitations, holders of a majority in principal amount of the Securities of the series may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders of the series notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest.

     The Indenture does not have a cross-default provision. Thus, a default by the Company or a Subsidiary on any other debt would not constitute an Event of Default.

AMENDMENTS AND WAIVERS

     Unless the bond resolution establishing the terms of a series otherwise provides, the Indenture and the Securities or any coupons of the series may be amended, and any default may be waived as follows: The Securities and the Indenture may be amended with the consent of the holders of a majority in principal amount of the Securities of all series affected voting as one class. As discussed above under "General," the Company has the right to issue an unlimited amount of Securities under the Indenture. A default on a series may be waived with the consent of the holders of a majority in principal amount of the Securities of the series. However, without the consent of each Securityholder affected, no amendment or waiver may (1) reduce the amount of Securities whose holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on any Security, (3) change the fixed maturity of any Security, (4) reduce the principal of any non-Discounted Security or reduce the amount of principal of any Discounted Security that would be due on acceleration thereof, (5) change the currency in which principal or interest on a Security is payable or (6) waive any default in payment of interest on or principal of a Security. Without the consent of any Securityholder, the Indenture, the Securities or any coupons may be amended to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Securityholders in the event of a merger or consolidation requiring such assumption; to provide that specific provisions of the Indenture not apply to a series of Securities not previously issued; to create a series and establish its terms; to provide for a separate Trustee for one or more series; or to make any change that does not materially adversely affect the rights of any Securityholder.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Securities of a series may be defeased in accordance with their terms and, unless the bond resolution establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Security, to replace destroyed, lost or stolen Securities and coupons and to maintain agencies in respect of the Securities) with respect to the Securities of the series and any related coupons and the Indenture ("legal defeasance"). The Company at any time may terminate as to a series its obligations with respect to the Securities and coupons of the series under the covenants described under "Certain Covenants" ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to the covenants described under "Certain Covenants."

     To exercise either option as to a series, the Company must deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Securities of the series to redemption or maturity and must comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for Federal income tax purposes. "U.S. Government Obligations" are direct obligations of the United States of America which have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations.

GLOBAL SECURITIES

     Global Securities may be issued in registered, bearer or uncertificated form and in either temporary or permanent form. If Securities of a series are to be issued as global Securities, one or more global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Securities of the series to be represented by such global Security or Securities.

     Ownership of beneficial interests in global Securities will be limited to persons that have accounts with the Depositary ("participants") or persons that may hold interests through participants. Ownership interests in global Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such global Securities (with respect to a participant's interest) and records maintained by participants (with respect to interests of persons other than participants).

     Unless otherwise indicated in a Prospectus Supplement, payment of principal of and any premium and interest on the book-entry Securities represented by a global Security will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole holder of the book-entry Securities represented thereby for all purposes under the Indenture. Neither the Company or the Trustee, nor any agent of the Company or the Trustee, will have any responsibility or liability for any acts or omissions of the Depositary, for any records of the Depositary relating to beneficial ownership interests in any global Security or for any transactions between the Depositary and beneficial owners.

     Upon receipt of any payment of principal of or any premium or interest on a global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global Security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in global Securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants.

     Unless otherwise stated in a Prospectus Supplement, global Securities will not be transferred except as a whole by the Depositary to a nominee of the Depositary. Global Securities will be exchangeable only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such global Securities or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the Company in its sole discretion determines that such global Securities shall be exchangeable for definitive Securities in registered form, or (iii) an Event of Default with respect to the series of Securities represented by such global Securities has occurred and is continuing. Any global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Registered Securities issuable in denominations of $1,000 and integral multiples thereof and registered in such names as the Depositary holding such global Security shall direct. Subject to the foregoing, the global Security is not exchangeable, except for a global Security of like denomination to be registered in the name of the Depositary or its nominee.

     So long as the Depositary for global Securities of a series, or its nominee, is the registered owner of such global Securities, such Depositary or such nominee, as the case may be, will be considered the sole holder of Securities represented by such global Securities for the purposes of receiving payment on such global Securities, receiving notices and for all other purposes under the Indenture and such global Securities. Except as provided above, owners of beneficial interests in global Securities of a series will not be entitled to receive physical delivery of Securities of such series in definitive form and will not be considered the holders thereof for any purpose under the Indenture. Accordingly, each person owning a beneficial interest in a global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in such a global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Unless otherwise specified in a Prospectus Supplement relating to Securities of a series to be issued as global Securities, the Depositary will be The Depository Trust Company ("DTC"). DTC has advised the Company that it is a limited-purpose trust company organized under the law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the underwriters, dealers or agents with respect to the Securities), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant either directly or indirectly.

TRUSTEE

     The Trustee for a series of Securities will be named in the Prospectus Supplement for the series.

     The Company may remove the Trustee if certain events occur. The Company also may remove the Trustee with or without cause if the Company so notifies the Trustee six months in advance and if no Default occurs during the six-month period.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities in any of the following ways: (1) through underwriters or dealers; (2) directly to one or more purchasers; or (3) through agents. The Prospectus Supplement with respect to the Securities being offered thereby will set forth the terms of the offering of such Securities, including the name or names of any underwriters or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts, commissions and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed. Any underwriter or agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933 (the "Act").

     If underwriters are used in the sale of Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates (which may be represented by managing underwriters designated by the Company), or directly by one or more underwriters acting alone. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Securities offered thereby will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The Securities may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement with respect to any Securities sold in this manner will set forth the name of any agent involved in the offer or sale of the Securities as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

     If dealers are utilized in the sale of any Securities, the Company will sell the Securities to the dealers, as principal. Any dealer may then resell the Securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the Prospectus Supplement with respect to the Securities being offered thereby.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for the solicitation of such contracts.

     It has not been determined whether any Securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any Securities. The Company cannot predict the activity of trading in, or liquidity of, any Securities.

     Agents, underwriters and dealers may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Securities will be passed upon for the Company by Joseph E. Geoghan, a director and Vice-President, General Counsel and Secretary of the Company or by Phyllis Savage, Chief Finance and Securities Counsel of the Company, or by other counsel to be named in a Prospectus Supplement, and for the agents, underwriters and dealers by counsel to be named in a Prospectus Supplement. At July 31, 1996, Mr. Geoghan owned 28,365 shares of the Company's common stock and 3,308 shares of its ESOP Convertible Preferred Stock and Ms. Savage owned 2,580 shares of the Company's common stock and 1,756 shares of its ESOP Convertible Preferred Stock. At July 31, 1996, Mr. Geoghan held options to purchase 236,000 shares of the Company's common stock and Ms. Savage held options to purchase 24,900 shares of the Company's common stock.

                                    EXPERTS

     The Company's consolidated financial statements and schedules as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 incorporated by reference herein have been incorporated herein in reliance upon the reports of KPMG Peat Marwick LLP. independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP refer to changes in accounting for postemployment benefits in 1933.

     The consolidated financial statements of UOP for each of the three years in the period ended December 31, 1993 incorporated in this Prospectus by reference to the Company's 1995 Annual Report on Form 10-K for the year ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.